PRESS RELEASE                                           FOR IMMEDIATE RELEASE
March 11, 2003                                          NEW YORK METRO
CONTACT: William Gorin                                  NYSE: MFA
(212) 207-6400                                          www.mfa-reit.com

MFA Announces Retirement of Michael Yanney as Chairman of the Board

     MFA Mortgage Investments, Inc. (NYSE:MFA) today announced the retirement of Michael B. Yanney from its Board of Directors where he served as Chairman.
Stewart Zimmerman, CEO and President and a director of MFA, has been appointed by the Board to replace Mr. Yanney as Chairman of the Board.

     Mr. Yanney stated that "One of the responsibilities of an entrepreneur is to pass the baton to a person who is capable of taking the Company to new horizons. As I reach my 70th birthday, I am happy to be able to leave MFA's Board with the knowledge that I leave behind a strong management team."

     Mr. Zimmerman commented that, "We appreciate the efforts of Mike Yanney and the service he has rendered to MFA as its Chairman of the Board since it began operations in 1998. We have been grateful for his wise counsel."

     MFA's strategy is to generate a high level of income while maintaining asset quality through leveraged investment in a portfolio of high-quality adjustable-rate mortgage-backed securities and other assets. At December 31,2002, MFA had total assets approximating $3.6 billion. As of that date, approximately 98% of these assets consisted of mortgage-backed securities issued or guaranteed by an agency of the United States government, such as Freddie Mac, Fannie Mae or Ginnie Mae, high quality mortgage-backed securities rated "AAA" by at least one nationally recognized rating agency and cash.


Information contained in this Press Release contains "forward-looking statements" relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.